FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	10/12/12
Settle Date	10/18/12
Security Name	DORM AUTH NY 5% 2/15/24
CUSIP	64990EFY8
Price	123.107
Transaction Value	$ 6,155,350.00
Class Size	$ 582,320,000
% of Offering	0.859%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	J.P. Morgan
Underwriting Members: (3)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (4)	Barclays
Underwriting Members: (5)	BB&T Capital Markets
Underwriting Members: (6)	Blaylock Robert Van, LLC
Underwriting Members: (7)	Citigroup
Underwriting Members: (8)	Edward Jones
Underwriting Members: (9)	Fidelity Capital Markets
Underwriting Members: (10)	Goldman, Sachs & Co.
Underwriting Members: (11)	Guggenheim Securities
Underwriting Members: (12)	Janney Montgomery Scott LLC
Underwriting Members: (13)	Jefferies
Underwriting Members: (14)	Lebenthal & Co., LLC
Underwriting Members: (15)	Loop Capital Markets LLC
Underwriting Members: (16)	M.R.Beal & Company
Underwriting Members: (17)	M&T Securities, Inc.
Underwriting Members: (18)	Mesirow Financial, Inc
Underwriting Members: (19)	Morgan Stanley
Underwriting Members: (20)	Oppenenheimer & Co., Inc.
Underwriting Members: (21)	Piper Jaffray & Co.
Underwriting Members: (22)	Ramirez & Co., Inc
Underwriting Members: (23)	Raymond James Morgan Keegan
Underwriting Members: (24)	RBC Capital Markets
Underwriting Members: (25)	Rice Financial Products Company
Underwriting Members: (26)	Roosevelt and Cross Incorporated
Underwriting Members: (27)	Southwest Securities, Inc.
Underwriting Members: (28)	Sterne, Agee & Leach, Inc.
Underwriting Members: (29)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (30)	TD Securities LLC
Underwriting Members: (31)	The Williams Capital Group L.P.
Underwriting Members: (32)	US Bancorp
Underwriting Members: (33)	Wells Fargo Securities